Filed Pursuant to Rule 424(b)(3)

File No. 333-271575

NUVEEN SELECT TAX-FREE INCOME PORTFOLIO (NYSE: NXP)

(THE “FUND”)

SUPPLEMENT DATED OCTOBER 13, 2023

TO THE FUND’S PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION (“SAI”)

DATED JUNE 23, 2023, AS SUPPLEMENTED

1.

Stephen J. Candido, CFA, has been named as a portfolio manager of the Fund. Michael S. Hamilton will continue to serve as a portfolio manager for the Fund. The day-to-day operation of the Fund and the execution of its specific investment strategies is the primary responsibility of each of the Fund’s portfolio managers.

2.

Based on the foregoing, effective immediately, the following description of the Fund’s new portfolio manager has been added under the “Investment Adviser, Sub-Adviser and Portfolio Manager—Portfolio Manager” sub-sections in the Prospectus and the SAI:

Stephen J. Candido, CFA, is Managing Director and Portfolio Manager at Nuveen Asset Management, LLC (“NAM”). He began his career in the financial services industry when he joined NAM in 1996. He served as a research analyst specializing in high yield sectors before assuming portfolio management responsibilities in 2016.

3.	Effective immediately, the following information is added to the table under the “Investment Adviser, Sub-Adviser and Portfolio Manager—Other Accounts” sub-section of the SAI:

Portfolio Managers	Type of Account Managed	Number of Accounts	Assets (millions)	Number of Accounts with Performance- Based Fees	Assets of Accounts with Performance- Based Fees

Stephen J. Candido*	Registered Investment Companies	11	$31,035	0	$0
	Other Pooled Investment Vehicles	2	$538	0	$0
	Other Accounts	3	$2,701	0	$0

* Began serving as a portfolio manager of the Fund on October 13, 2023. Information provided is as of August 31, 2023.

4.

Effective immediately, the following information is added to the table under the “Investment Adviser, Sub-Adviser and Portfolio Manager—Fund Shares Owned by the Portfolio Manager” sub-section of the SAI:

Portfolio Managers	Dollar Range of Equity Securities Beneficially Owned
Stephen J. Candido*	None

* Began serving as a portfolio manager of the Fund on October 13, 2023. Information provided is as of August 31, 2023.

PLEASE KEEP THIS WITH YOUR FUND’S

PROSPECTUS AND SAI FOR FUTURE REFERENCE

EPR-NXPPS-1023P